Issuer Free Writing Prospectus Dated November 2, 2010
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: File No. 333-169800
(Supplementing Preliminary Prospectus Dated October 25, 2010)

Free Writing Prospectus
November 2, 2010

Stoneridge, Inc. (“Stoneridge”) is providing you with updated information in connection with the offering of Common Shares, without par value (“Common Shares”), of Stoneridge described in the preliminary prospectus, dated October 25, 2010 (the “Preliminary Prospectus”), included in Amendment No. 2, filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2010, to Stoneridge’s Registration Statement on Form S-3 (File No. 333-169800).  Unless otherwise stated or the context indicates otherwise, terms used herein have the same meanings as such terms have in the Preliminary Prospectus.

The following information updates the disclosure on the outside front cover page of the Preliminary Prospectus and the disclosure under “Prospectus Summary–The Offering” on page 13 of the Preliminary Prospectus:

Common Shares offered by the selling shareholders	8,846,335

Over-allotment option	The selling shareholders have granted the underwriter a 30-day option to purchase up to 1,326,950 additional Common Shares to cover over-allotments, if any.

SELLING SHAREHOLDERS

The following table is an updated version of, and replaces and supersedes in its entirety, the table appearing under “Selling Shareholders” beginning on page 61 of the Preliminary Prospectus:

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered		Shares Beneficially Owned After this Offering
			Without Over-	With Full Over-	Without Over-allotment		With Full Over-allotment
Name of Selling Shareholder	Number	Pct.	allotment	allotment	Number	Pct.	Number	Pct.
Cecile M. Draime, Trustee under the David M. Draime Irrevocable Trust Under Agreement dated June 4, 2003	5,650,000	22.2%	4,913,044	5,650,000	736,956	2.9%	0	*
Jeffrey P. Draime, Trustee under the Jeffrey P. Draime Living Trust dated December 28, 1990, as amended(1)	1,068,495	4.2%	929,126	1,068,495	139,369	*	0	*
Jeffrey P. Draime, Successor Trustee under the D. Max Draime Dynasty Trust Under Agreement dated April 10, 1995 for the benefit of Scott N. Draime(1)	347,714	1.4%	302,360	347,714	45,354	*	0	*

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered		Shares Beneficially Owned After this Offering
			Without Over-	With Full Over-	Without Over-allotment		With Full Over-allotment
Name of Selling Shareholder	Number	Pct.	allotment	allotment	Number	Pct.	Number	Pct.
Jeffrey P. Draime, Trustee under the Scott N. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Elizabeth Draime(1)	149,903	*	130,350	149,903	19,553	*	0	*
Jeffrey P. Draime, Trustee under the Scott N. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Stephanie Draime(1)	149,903	*	130,350	149,903	19,553	*	0	*
Jeffrey P. Draime, Trustee under the Scott N. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Jennifer Draime(1)	149,903	*	130,350	149,903	19,553	*	0	*
Jeffrey P. Draime, Trustee under the Scott N. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Alexandra Draime(1)	149,903	*	130,350	149,903	19,553	*	0	*
Jeffrey P. Draime, Successor Trustee under the Rebecca M. Gang Dynasty Trust Under Agreement dated March 28, 1997 for the benefit of Hannah Marie Gang(1)	272,608	1.1%	237,050	272,608	35,558	*	0	*
Jeffrey P. Draime, Successor Trustee under the Rebecca M. Gang Dynasty Trust Under Agreement dated March 28, 1997 for the benefit of Sarah Irene Gang(1)	272,607	1.1%	237,050	272,607	35,557	*	0	*
Scott N. Draime, Successor Trustee under the D. Max Draime Dynasty Trust Under Agreement dated April 10, 1995 for the benefit of Jeffrey P. Draime(2)	347,714	1.4%	302,360	347,714	45,354	*	0	*
Scott N. Draime, Successor Trustee under the D. Max Draime Dynasty Trust Under Agreement dated April 10, 1995 for the benefit of Rebecca M. Gang(2)	347,714	1.4%	302,360	347,714	45,354	*	0	*
Scott N. Draime, Trustee under the Jeffrey P. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of David Alexander Draime(2)	119,335	*	103,770	119,335	15,565	*	0	*
Scott N. Draime, Trustee under the Jeffrey P. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Lilia Christine Draime(2)	119,335	*	103,770	119,335	15,565	*	0	*
Scott N. Draime, Trustee under the Jeffrey P. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Mary Cecile Draime(2)	119,335	*	103,770	119,335	15,565	*	0	*
Scott N. Draime, Trustee under the Jeffrey P. Draime Dynasty Trust Under Agreement dated December 23, 1996 for the benefit of Joseph Richard Draime(2)	119,335	*	103,770	119,335	15,565	*	0	*
Rebecca M. Gang	789,481	3.1%	686,505	789,481	102,976	*	0	*

______________________
*    Less than one percent.

(1)
Jeffrey P. Draime is the beneficial owner of an additional 480,134 Common Shares, consisting of 347,714 Common Shares held in trust for the benefit of Draime family members, as to which Mr. Draime is trustee, 124,480 Common Shares held in custodial accounts for the benefit of Draime family members, as to which Mr. Draime is custodian, and 7,940 Common Shares that are restricted and subject to forfeiture. Taking into account these additional Common Shares, together with all of the Common Shares as to which Mr. Draime is a selling shareholder, as set forth in this table, Mr. Draime is the beneficial owner of 3,041,170 Common Shares (12.0% of total outstanding Common Shares) prior to this offering, is offering 2,226,986 Common Shares (assuming the underwriter’s over-allotment option is not exercised) or 2,561,036 Common Shares (assuming the underwriter’s over-allotment option is exercised in full) in this offering, and will beneficially own, after completion of this offering, 814,184 Common Shares (3.2% of total outstanding Common Shares), assuming the underwriter’s over-allotment option is not exercised, or 480,134 Common Shares (1.9% of total outstanding Common Shares), assuming the underwriter’s over-allotment option is exercised in full. Jeffrey P. Draime has been a director of Stoneridge since 2005.

(2)
Taking into account all Common Shares as to which Scott N. Draime is a selling shareholder, as set forth in this table, Mr. Draime is the beneficial owner of 1,172,768 Common Shares (4.6% of total outstanding Common Shares) prior to this offering, is offering 1,019,800 Common Shares (assuming the underwriter’s over-allotment option is not exercised) or 1,172,768 Common Shares (assuming the underwriter’s over-allotment option is exercised in full) in this offering, and will beneficially own, after completion of this offering, 152,968 Common Shares (less than one percent of total outstanding Common Shares), assuming the underwriter’s over-allotment option is not exercised, or no Common Shares (less than one percent of total outstanding Common Shares), assuming the underwriter’s over-allotment option is exercised in full.

* * * * * * * *

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.